                                                                  EXHIBIT (c)(6)


                         [CARR & ASSOCIATES LETTERHEAD]

                         1795 Peachtree Street, N.E.
                                 Suite 200-B
                         Atlanta, Georgia 30309-2338
                            Phone: (678) 686-5575
                             Fax: (678) 686-5595

                                October 23, 2000

Mr. Raymond L. Valley
Vice President, Income Property Group
Atlanta Real Estate Division
Regions Bank
400 Embassy Row, Suite 210
6600 Peachtree Dunwoody Road, N.E.
Atlanta, Georgia 30328

RE:  Wilton Center; A Proposed Four
     Building Multi-Tenant Office
     Complex; 515 Crossville Road;
     Land Lot 467, District 1, Section 2,
     Roswell, Fulton County, Georgia

Dear Mr. Valley:

As requested, we have inspected the referenced property, reviewed development plans, and analyzed the economics of the area for the purpose of estimating:

     1. the prospective market value of the fee simple interest, "upon stabilization" of the four, two-story, multi-tenant office buildings totaling 47,792 gross square feet, to be constructed on 2.9217 acres.

     2. the prospective market value of the fee simple interest, "upon completion" of the four, two-story, multi-tenant office buildings totaling 47,792 gross square feet, to be constructed on 2.9217 acres.

In this effort, it was first necessary to estimate the "stabilized value", a value concept which assumes the buildings have been completed and leased to a market oriented occupancy level as of the effective valuation date.

                         [CARR & ASSOCIATES LETTERHEAD]


Mr. Raymond L. Valley                                           October 23, 2000
Regions Bank                                                              Page 2



The effective valuation dates are as follows:

     1. prospective market value "upon stabilization": June 1, 2002 (12 months from anticipated date of completion).

     2. prospective market value "upon completion": June 1, 2001 (anticipated date of completion).

The subject site was most recently inspected on October 6, 2000.

Submitted herewith is our complete appraisal in a self-contained report containing the pertinent facts and data gathered in our investigation. Reference is made to the "Limiting Conditions and Assumptions" and "Certification" of the appraisers which are included within the report.

This report has been prepared in conformance with and is subject to the Code of Ethics of the Appraisal Institute. It also complies with our interpretation of the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation as well as the appraisal policies of Regions Bank.

It has been a pleasure to serve you in this matter.


                                           Respectfully,

                                           CARR & ASSOCIATES

                                           /s/ Dennis H. Carr

                                           Dennis H. Carr, MAI
                                           State of Georgia Certified Real
                                             Estate Appraiser (CG000384)


                                           /s/ Russell S. Lawrence

                                           Russell S. Lawrence
                                           State of Georgia Registered Real
                                             Estate Appraiser (0006415)



DHC/RSL

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROPERTY:                  Wilton Center; a proposed four building, two-story,
                           multi-tenant Williamsburg style office complex to
                           total 47,792 gross square feet and 45,960 rentable
                           square feet. The buildings are to be subdivided into
                           34 rental units upon completion of construction.

LOCATION:                  515 Crossville Road; southeast side of Crossville
                           Road about 1,500 feet northwest of Alpharetta Highway
                           (S.R. 9); Land Lot 467, District 1, Section 2,
                           Roswell, Fulton County, Georgia

SITE SIZE:                 2.9217 Acres or 127,267 Square Feet.

GROSS/RENTABLE BUILDING AREAS--

                                                                       AVG UNIT
                           GSF            *RSF            UNITS           RSF
                         ------          ------           -----        --------
BUILDING A:              11,948          11,490              8           1,436
BUILDING B:              11,948          11,490              9           1,277
BUILDING C:              11,948          11,490              8           1,436
BUILDING D:              11,948          11,490              9           1,277
                         ------          ------             --           -----
TOTALS/AVERAGES:         47,792          45,960             34           1,352

-------------
* rentable SF excludes vertical elements (stairways & second floor atrium)

BUILDING CONSTRUCTION:     Williamsburg style; two-story, brick veneer over
                           wood sheathing; steel & wood frame structural system;
                           pitched-shingled roofs with decorative cupola's;
                           interior stairway access to second floors.

BUILDING-OUT SCHEDULE:     All buildings and rental units will be completed at
                           the same time with all rental units subdivided and
                           built-out per the plans and specifications
                           represented in this report.

CURRENT OCCUPANCY:         Property is proposed; several potential tenants are
                           reportedly interested in leasing space upon
                           completion; however, no actual pre-leasing has
                           occurred.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

STABILIZED OCCUPANCY:      92.50%

ZONING:                    O-P/Parkway Village Overlay, Office Professional District.

HIGHEST AND BEST USE--
  SITE IF VACANT:          Office Development
  PROPERTY AS IMPROVED:    Office as Proposed

RIGHTS APPRAISED:          Fee Simple

PROSPECTIVE MARKET VALUE CONCLUSIONS--

  "UPON STABILIZATION":    $6,300,000 (Without Functional Obsolescence Deduction)

  "UPON STABILIZATION":    $5,800,000 (With Functional Obsolescence Deduction)

  "UPON COMPLETION":       $5,370,000

EXPOSURE PERIOD:           6 to 12 Months

MARKETING PERIOD:          6 to 12 Months